Exhibit 99.1
FOR IMMEDIATE RELEASE
INTERDIGITAL ANNOUNCES FIRST QUARTER 2010 FINANCIAL RESULTS
Delivers Strong Revenue Growth, Profitability and Free Cash Flow
KING OF PRUSSIA, PA — April 28, 2010 — InterDigital, Inc. (NASDAQ: IDCC) today announced results for the first quarter ended March 31, 2010.
Highlights for first quarter 2010:
•	Revenue of $116.2 million (which includes $35.7 million related to past sales from a new license agreement and a royalty audit), a 65 percent increase over first quarter 2009;

•	Net income of $48.8 million, or $1.09 per diluted share, versus first quarter 2009 pro forma net income[1] of $15.4 million, or $0.34 per diluted share, excluding a repositioning charge of $37.1 million;

•	Free cash flow [2] of $65.4 million; and

•	Ending cash and short-term investments totaling $482.4 million.
William J. Merritt, InterDigital’s President and Chief Executive Officer, commented, “We are off to a great start in 2010. Strategically, we continue to see confirmation of our future technology direction. Indeed, our vision of a highly intelligent “network of networks,” seamlessly connecting people and things across any network, is being echoed by leaders throughout the industry. This bodes well for future licensing opportunities for the company, as the inventions we create today will drive tomorrow’s mobile devices, networks, and services worldwide.”
“We also delivered impressive financial results, continued Mr. Merritt. “We expanded our base of patent licensees and secured another design win for our multimode SlimChip™ modem core with Beceem Communications, a leading supplier of WiMax semiconductor solutions, for integration into their multimode 4G chips. These new agreements provide added validation of our 3G technology and patent portfolio and will also contribute to revenue in the coming quarters.”
First Quarter Summary
Net income for first quarter 2010 totaled $48.8 million, or $1.09 per diluted share, more than triple first quarter 2009 pro forma net income of $15.4 million, or $0.34 per diluted share. In first quarter 2009, the company reported a loss of $8.7 million, or $0.20 per share, which included a repositioning charge of $37.1 million related to the company’s cessation of further ASIC development of the company’s SlimChip modem. This year-over-year increase in net income was driven by revenue contributions from several new patent license agreements as well as reduced operating expenses resulting from the company’s 2009 repositioning.
Total revenue in first quarter 2010 of $116.2 million, increased 65 percent from $70.6 million reported in first quarter 2009. This increase was driven by the recognition of $35.7 million of royalties from past sales

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resulting from the recently signed Casio agreement and the resolution of a routine audit with an existing licensee. The remaining increase was primarily attributable to new license agreements signed subsequent to first quarter 2009 with Casio, Pantech, Cinterion, and Enfora and a full quarter of revenue from the patent license agreement with Samsung signed during first quarter 2009. Technology solutions revenue in first quarter 2010 of $2.4 million increased 85 percent from $1.3 million in first quarter 2009 due to an increase in customers’ product sales containing the company’s SlimChip modem core platform. Licensees that accounted for ten percent or more of the $116.2 million of total revenue were Casio (25 percent), Samsung (22 percent), and LG (12 percent).
First quarter 2010 operating expenses of $41.5 million decreased $5.7 million, or 12 percent, from the $47.2 million (excluding a $37.1 million repositioning charge) in first quarter 2009. The decrease was driven by a $10.7 million year-over-year decrease in development expense related to the repositioning partly offset by a $5.7 million increase in patent administration and licensing expense which included an increase of $3.9 million for arbitration and litigation expenses. Total operating expenses in first quarter 2010 included a charge of $0.9 million to increase the accrual rate for a long-term performance cash incentive program based on revised expectations for a higher payout driven by increased positive operating cash flow. This charge relates to the first two years of the three-year performance period ending December 31, 2010.
Net interest and investment income for first quarter 2010 totaled $0.6 million, a $0.2 million decrease from $0.8 million in first quarter 2009. The decrease was primarily due to lower rates of return on the company’s investments.
The company’s first quarter 2010 effective tax rate was approximately 35 percent, compared to an effective tax rate in first quarter 2009 of approximately 33 percent.
In first quarter 2010, the company generated $65.4 million of free cash flow compared to $43.1 million in first quarter 2009. This free cash flow was driven primarily by receipt of the third of four installments of $100.0 million from Samsung. This and other cash receipts were partially offset by cash-based operating expenses, foreign withholding taxes paid, and capital investments in the company’s development and patent-related initiatives.
Near-Term Outlook
Scott McQuilkin, Chief Financial Officer, commented, “We are pleased with the continued momentum in our licensing program. We expect contributions from our newly added customers and will provide an update on our revenue expectations for second quarter 2010 after we receive and review the applicable patent license and product sales royalty reports.”
“Regarding the sequential increase in operating expenses from fourth quarter 2009, approximately $6 million of that increase relates to increases in arbitration and litigation expenses, an adjustment to the company’s long-term compensation accrual and seasonal increases in the first part of the year,” continued Mr. McQuilkin. “For second quarter 2010, a portion of the seasonal increases in expenses will recur. Given the opportunity to further generate near term revenues from our SlimChip modem core platform, we expect to see a moderate increase in development expense in second quarter 2010, but this increase will be offset by associated revenues. Expenses for arbitration and litigation will be driven by the level of activity in those areas.”
Due to the repositioning announced in March 2009, the company reclassified its income statement presentation to better align its operating expense classifications with its ongoing activities. The company eliminated the General and administrative and Sales and marketing classifications within operating expenses and created the Selling, general and administrative classification. All costs previously reported

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under General and administrative have been reclassified to Selling, general and administrative, while Sales and marketing costs have been reclassified between Selling, general and administrative and Patent administration and licensing. Additionally, the company reclassified portions of its Development costs to Patent administration and licensing. InterDigital will provide an update on the company’s revenue expectations for second quarter 2010 upon receipt and review of applicable patent license and product sales royalty reports.
About InterDigital
InterDigital develops fundamental wireless technologies that are at the core of mobile devices, networks, and services worldwide. We solve many of the industry’s most critical and complex technical challenges, inventing solutions for more efficient broadband networks and a richer multimedia experience years ahead of market deployment. InterDigital has licenses and partnerships with many of the world’s leading companies.
InterDigital is a registered trademark and SlimChip is a trademark of InterDigital, Inc.
For more information, visit: www.interdigital.com
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include the information under the heading “Near-Term Outlook” and other information regarding our current beliefs, plans and expectations, including, without limitation: (i) the impact of our agreements with Casio, Beceem and other customers and (ii) second quarter 2010 revenue guidance. Words such as “future,” “will” or similar expressions are intended to identify such forward-looking statements.
Forward-looking statements are subject to risks and uncertainties. Actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors, including, without limitation, those identified in this press release, as well as the following: (i) unanticipated delays, difficulties or acceleration in the execution of patent license agreements; (ii) our ability to leverage our strategic relationships and secure new patent licensing and technology solutions agreements on acceptable terms; (iii) changes in the market share and sales performance of our primary licensees, delays in product shipments of our licensees and timely receipt and final reviews of quarterly royalty reports from our licensees and related matters; and (iv) the resolution of current legal proceedings, including any awards or judgments relating to such proceedings, additional legal proceedings, changes in the schedules or costs associated with legal proceedings or adverse rulings in such legal proceedings. We undertake no duty to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by applicable law, regulation or other competent legal authority.

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SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands except per share data)
(unaudited)

	For the Three Months Ended
	March 31,
	2010	2009
REVENUES	$116,187	$70,561

OPERATING EXPENSES:
Selling, general and administrative	7,519	8,254
Patent administration and licensing	17,823	12,137
Development	16,164	26,870
Repositioning	—	37,063

	41,506	84,324

Income (loss) from operations	74,681	(13,763)

OTHER INCOME:
Interest and investment income, net	600	829

Income (loss) before income taxes	75,281	(12,934)

INCOME TAX (PROVISION) BENEFIT	(26,454)	4,248

NET INCOME (LOSS)	$48,827	$(8,686)

NET INCOME (LOSS) PER COMMON SHARE — BASIC	$1.11	$(0.20)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — BASIC	43,614	43,501

NET INCOME (LOSS) PER COMMON SHARE — DILUTED	$1.09	$(0.20)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — DILUTED	44,237	43,501

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SUMMARY CONSOLIDATED BALANCE SHEET
(Dollars in thousands)
(unaudited)

	March 31, 2010	December 31, 2009
Assets
Cash & short-term investments	$482,388	$409,806
Accounts receivable, less allowance of $1,500	148,809	212,905
Current deferred tax assets	49,714	68,500
Other current assets	13,792	11,111
Property & equipment and Patents (net)	131,368	129,569
Other long-term assets (net)	100,020	73,894

TOTAL ASSETS	$926,091	$905,785

Liabilities and Shareholders’ Equity
Current portion of long-term debt	$300	$584
Accounts payable, accrued liabilities & taxes payable	77,649	58,567
Current deferred revenue	181,441	193,409
Long-term deferred revenue	434,030	474,844
Long-term debt & long-term liabilities	5,504	8,844

TOTAL LIABILITIES	698,924	736,248
SHAREHOLDERS’ EQUITY	227,167	169,537

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$926,091	$905,785

SUMMARY CASH FLOW
(Dollars in thousands)
(unaudited)

	For the Three Months Ended
	March 31,
	2010	2009
Income (loss) before income taxes	$75,281	$(12,934)
Taxes paid	(16,500)	(16,500)
Depreciation, amortization, share-based compensation, & asset impairment	6,924	41,486
Increase in deferred revenue	8,575	300,000
Deferred revenue recognized	(61,357)	(52,819)
Increase (Decrease) in operating working capital, deferred charges and other	59,779	(208,202)
Capital spending, technology licensing & patent additions	(7,297)	(7,906)

FREE CASH FLOW	65,405	43,125

Tax benefit from share-based compensation	982	652
Debt decrease	(354)	(338)
Proceeds from exercise of stock options	6,595	873
Unrealized (loss) on short term investments	(46)	(72)

NET INCREASE IN CASH AND SHORT-TERM INVESTMENTS	$72,582	$44,240

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This press release includes a summary cash flow statement that results in change in both the company’s cash and short-term investment balances. In the summary cash flow statement and throughout this press release, we refer to free cash flow. The table below presents a reconciliation of this non-GAAP line item to net cash provided by operating activities, the most directly comparable GAAP financial measure.

	For the Three Months Ended
	March 31,
	2010	2009
Net cash provided by operating activities	$72,702	$51,031
Purchases of property, equipment, & technology licenses	(442)	(1,588)
Patent additions	(6,855)	(6,318)

Free cash flow	$65,405	$43,125

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In the following pro forma summary consolidated statement of operations and throughout this press release, we refer to “pro forma net income.” The table below presents a reconciliation of this non-GAAP line item to net income, the most directly comparable GAAP financial measure. The following pro forma statements of financial results exclude the expense associated with the repositioning charge and the related tax benefit. The company has provided these pro forma figures here and elsewhere in this press release. Management regards the repositioning charge and related tax benefit as a non-recurring item not indicative of operating results for the period and believes that investors might share this viewpoint.
PRO FORMA SUMMARY CONSOLIDATED STATEMENT OF OPERATIONS
(dollars in thousands except per share data)

	For the Three Months Ended
	March 31, 2010	March 31, 2009
	Actual	Actual	Adj.	Pro Forma
REVENUES	$116,187	$70,561	—	$70,561

OPERATING EXPENSES:
Selling, general and administrative	7,519	8,254	—	8,254
Patent administration and licensing	17,823	12,137	—	12,137
Development	16,164	26,870	—	26,870
Repositioning	—	37,063	(37,063)	—

	41,506	84,324	(37,063)	47,261

Income (loss) from operations	74,681	(13,763)	37,063	23,300

OTHER INCOME:
Interest and investment income, net	600	829	—	829

Income (loss) before income taxes	75,281	(12,934)	37,063	24,129

INCOME TAX (PROVISION) BENEFIT	(26,454)	4,248	(13,009)	(8,761)

NET INCOME (LOSS)	$48,827	$(8,686)	$24,054	$15,368

NET INCOME (LOSS) PER COMMON SHARE — BASIC	$1.11	$(0.20)		$0.35

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — BASIC	43,614	43,501		43,501

NET INCOME (LOSS) PER COMMON SHARE — DILUTED	$1.09	$(0.20)		$0.34

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — DILUTED	44,237	43,501		44,460

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[1]	Pro forma net income is a supplemental non-GAAP financial measure that InterDigital believes is helpful in evaluating the company’s operating results relative to first quarter 2009. A limitation of the utility of pro forma net income as a measure of financial performance is that it does not represent the company’s total operating expenses for the period. For purposes of this press release, InterDigital defines “pro forma net income” as net income excluding the expense associated with the repositioning charge and the related tax benefit, both non-recurring items in first quarter 2009. InterDigital’s computation of pro forma net income might not be comparable to pro forma net income reported by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). A detailed reconciliation of pro forma net income to GAAP results is provided at the end of this press release.

[2]	Free cash flow is a supplemental non-GAAP financial measure that InterDigital believes is helpful in evaluating the company’s ability to invest in its business, make strategic acquisitions and fund share repurchases, among other things. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company’s cash balance for the period. InterDigital defines “free cash flow” as operating cash flow less purchases of property and equipment, technology licenses and investments in patents. InterDigital’s computation of free cash flow might not be comparable to free cash flow reported by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. A detailed reconciliation of free cash flow to GAAP results is provided at the end of this press release.
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Media Contact:	Investor Contact:
Jack Indekeu	Janet Point
Email: jack.indekeu@interdigital.com	Email: janet.point@interdigital.com
+1 (610) 878-7800	+1 (610) 878-7800